Exhibit 99.1

News Release

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:	Glenn Eanes Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION

Increases Cash Dividend, Authorizes $10 Million Share Repurchase, Announces 2–for–1 Stock Split

WINCHESTER, Virginia (August 31, 2004) — American Woodmark Corporation (Nasdaq/NM: AMWD) today announced a 20% increase in the quarterly cash dividend to $0.06 per share from the previous quarterly dividend of $0.05 per share. The cash dividend will be paid on September 24, 2004, to shareholders of record on September 10, 2004.

In addition, the Board of Directors authorized the repurchase of $10 million in common stock. The additional authorization increases the total repurchase program, initiated in 2001, to $30 million. The Company has already repurchased approximately $18 million in common stock under the previous $20 million authorization.

Jake Gosa, Chairman and CEO commented, “ Our cash dividend and stock repurchase programs are an important element in building long–term value for American Woodmark shareholders. Cash dividends provide regular yield in addition to long–term appreciation of the share price.   Our share repurchase program utilizes excess cash in an attractive reinvestment in the Company. ”

The Board of Directors also declared a two – for – one stock split to be distributed in the form of a stock dividend payable on September 24, 2004, to shareholders of record on September 10, 2004.

“We remain optimistic about the potential for continued growth in revenues, earnings and cash flow through the completion of the 2007 Vision and believe the stock split is an appropriate reward for our shareholders, ” stated Mr. Gosa.   He added, “We also expect the stock split to provide shareholders with the additional benefits of improved affordability and liquidity over the long–term by making more shares available at a lower price per share.”

Shareholders of record on September 10, 2004, will receive a cash dividend of $0.06 per share for each American Woodmark share they own on a pre–stock split basis. On a post–stock split basis, the cash dividend equates to $0.03 per share. In addition, shareholders will receive a stock dividend equal to one share of American Woodmark for each share they own as of the record date on September 10, 2004.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and home manufacturers and through a network of independent distributors.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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